Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

Pricing Supplement dated March 4, 2022

(To Equity Index Underlying Supplement dated September 2, 2021, ETF Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021,and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce Trigger Callable Contingent Yield Notes

$18,400,000 Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF due on March 9, 2027

Investment Description

These Trigger Callable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. Unless the Notes have been previously called, CIBC will pay a quarterly Contingent Coupon if the Closing Value of each Underlying on the applicable Coupon Determination Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC has the right to call the Notes at its election on any quarterly Call Payment Date beginning on June 8, 2022, regardless of the values of the Underlyings at that time. If the Notes are called, CIBC will pay you the principal amount of your Notes plus, if payable, the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying with the lowest Underlying Return is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Barrier, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Contingent Coupon. If the Final Value of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes (a zero return). If the Final Value of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying on each Coupon Determination Date and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the value of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or optional issuer call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Closing Value of each Underlying on the applicable Coupon Determination Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
❑	Issuer Call: CIBC may, at its election, call the Notes on any quarterly Call Payment Date commencing on June 8, 2022 and pay you the principal amount of your Notes plus, if payable, the Contingent Coupon for that applicable quarter. If the Notes are not called, investors may potentially lose a portion of their principal amount at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called by CIBC at its election and the Final Value of the Least Performing Underlying is not less than its Coupon Barrier on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus the final Contingent Coupon. If the Final Value of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes (a zero return). If the Final Value of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Value of the Least Performing Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity or optional issuer call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.
Key Dates

Trade Date	March 4, 2022
Settlement Date	March 9, 2022
Coupon Determination Dates[1]	Quarterly, commencing on June 6, 2022
Call Payment Dates[1]	Quarterly, commencing on June 8, 2022
Final Valuation Date[1]	March 4, 2027
Maturity Date[1]	March 9, 2027

[1] See page PS-4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENTS, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

Underlyings (Least Performing of)	Contingent Coupon Rate	Initial Values	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The S&P 500® Index (“SPX”)	9.83% per annum	4,328.87	2,813.77, which is 65.00% of its Initial Value*	3,030.21, which is 70.00% of its Initial Value*	13608J107	US13608J1079
The Russell 2000® Index (“RTY”)		2,000.900	1,300.585, which is 65.00% of its Initial Value	1,400.630, which is 70.00% of its Initial Value
The iShares® MSCI EAFE ETF (“EFA”)		$69.03	$44.87, which is 65.00% of its Initial Value*	$48.32, which is 70.00% of its Initial Value*

* Rounded to two decimal places.

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplements, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplements, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is $9.622 per $10.00 principal amount of the Notes, which is less than the price to public. See “Key Risks—General Risks” beginning on page PS-9 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF	$18,400,000.00	$10.00	$276,000.00	$0.15	$18,124,000.00	$9.85

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”), the Equity Index Underlying Supplement dated September 2, 2021 (the “index underlying supplement”), and the ETF Underlying Supplement dated September 2, 2021 (the “ETF underlying supplement,” and together with the index underlying supplement, the “underlying supplements”). Information in this pricing supplement supersedes information in the underlying supplements, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplements, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplements, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplements, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplements, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Fund” in the underlying supplements will be references to “Underlying.” References to “Initial Price” in the ETF underlying supplements will be references to “Initial Value” of the Fund.

You may access the underlying supplements, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Index underlying supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm
♦	ETF underlying supplement dated September 2, 2021
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm
♦	Prospectus supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm
♦	Prospectus dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the Closing Value of each Underlying will be equal to or greater than its Coupon Barrier on most or all of the Coupon Determination Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are willing to accept the individual market risk of each Underlying and understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any increase in the value of any other Underlying.

♦	You understand and accept that you will not participate in any appreciation in the value of any Underlying, and your potential return is limited to the Contingent Coupon payments.

♦	You are willing to invest in the Notes based on the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate indicated on the cover hereof.

♦	You are willing to hold the Notes that may be called early at the election of CIBC regardless of the performance of the Underlyings, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with each Underlying.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the Fund and the stocks included in or held by an Underlying and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the value of at least one Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Determination Dates and below its Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any increase in the value of any other Underlying.

♦	You seek an investment that participates in the appreciation in the value of any Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold the Notes that may be called early at the election of CIBC regardless of the performance of the Underlyings, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with any Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the Fund or the stocks included in or held by an Underlying and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” in this pricing supplement, and “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 and “—The Russell Indices” beginning on page S-31 of the accompanying index underlying supplement, and “Reference Sponsors and Fund Descriptions—The iShares® MSCI EAFE ETF” beginning on page S-29 of the accompanying ETF underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplements and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms

Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10 per Note (subject to a minimum investment of $1,000).
Term:	5 years, unless earlier called.
Trade Date:	March 4, 2022
Settlement Date:	March 9, 2022
Final Valuation Date[1]:	March 4, 2027
Maturity Date[1]:	March 9, 2027
Reference Asset:	The least performing of the S&P 500® Index (Ticker: “SPX”) (the “SPX”), the Russell 2000® Index (Ticker: “RTY”) (the “RTY”), and the iShares® MSCI EAFE ETF (Ticker: “EFA”) (the “Fund” or the “EFA”) (each, an “Underlying” and together, the “Underlyings”)
Optional Issuer Call:

The Notes may be called by CIBC at its election on any quarterly Call Payment Date beginning on June 8, 2022 regardless of the performance of any Underlying, upon prior notice to DTC through the trustee at least 3 business days and no more than 20 business days before the applicable Call Payment Date. CIBC will have no independent obligation to notify you directly.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus, if payable, the Contingent Coupon for that applicable quarter. No further amounts will be owed to you under the Notes.

Contingent Coupon Rate:	9.83% per annum (2.4575% per quarter)
Contingent Coupon:

If the Closing Value of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Determination Date, CIBC will pay you the Contingent Coupon applicable to that Coupon Determination Date.

If the Closing Value of any Underlying is less than its Coupon Barrier on any Coupon Determination Date, the Contingent Coupon applicable to that Coupon Determination Date will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon is $0.24575 per quarter per Note. The following table sets forth the Coupon Determination Dates and the Coupon Payment Dates.

Coupon Determination Dates[1]	Coupon Payment Dates[1]
June 6, 2022	June 8, 2022
September 6, 2022	September 8, 2022
December 5, 2022	December 7, 2022
March 6, 2023	March 8, 2023
June 5, 2023	June 7, 2023
September 5, 2023	September 7, 2023
December 4, 2023	December 6, 2023
March 4, 2024	March 6, 2024
June 4, 2024	June 6, 2024
September 4, 2024	September 6, 2024
December 4, 2024	December 6, 2024
March 4, 2025	March 6, 2025
June 4, 2025	June 6, 2025
September 4, 2025	September 8, 2025
December 4, 2025	December 8, 2025
March 4, 2026	March 6, 2026
June 4, 2026	June 8, 2026
September 4, 2026	September 9, 2026
December 4, 2026	December 8, 2026
March 4, 2027	March 9, 2027

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Coupon Determination Date on which the Closing Value of any Underlying is less than its Coupon Barrier.

Payment at Maturity (per $10 Note):

If the Notes have not been called previously by CIBC at its election, for each $10 principal amount of the Notes, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Barrier:

$10 + final Contingent Coupon.

If the Final Value of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold:

$10

1 Each Coupon Determination Date and Coupon Payment Date, including the Final Valuation Date and the Maturity Date, are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplements.

If the Final Value of the Least Performing Underlying is less than its Downside Threshold:

$10 × (1 + Underlying Return of the Least Performing Underlying).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Value of the Least Performing Underlying as compared to its Initial Value, and you will lose some or all of your principal amount. Even with any Contingent Coupons, the return on the Notes may be negative.

Least Performing Underlying	The Underlying with the lowest Underlying Return.

Underlying Return:	For each Underlying, calculated as follows: Final Value - Initial Value
Initial Value

Downside Threshold:	For each Underlying, 65.00% of its Initial Value, as indicated on the cover hereof.

Coupon Barrier:	For each Underlying, 70.00% of its Initial Value, as indicated on the cover hereof.

Initial Value:	For each Underlying, its Closing Value on the Trade Date, as indicated on the cover hereof. The Initial Value of the Fund will be subject to adjustment by the calculation agent as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the accompanying ETF underlying supplement.

Final Value:	For each Underlying, its Closing Value on the Final Valuation Date.

Closing Value:	For each Underlying, its Closing Level or Closing Price, as applicable.

Calculation Agent	Canadian Imperial Bank of Commerce

Investment Timeline

The Initial Value of each Underlying was observed and the terms of the Notes were determined.

If the Closing Value of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Determination Date, CIBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

CIBC may, at its election, call the Notes prior to maturity on any quarterly Call Payment Date beginning on June 8, 2022 regardless of the performance of the Underlyings. If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus, if payable, the Contingent Coupon for that applicable quarter.

The Final Value and the Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called by CIBC at its election:

If the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Barrier, CIBC will repay the principal amount equal to $10.00 per Note plus the final Contingent Coupon.

If the Final Value of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes (a zero return).

If the Final Value of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to an amount of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount AT MATURITY. Any paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying on each Coupon Determination Date and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the value of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplements and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called by CIBC at its election, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Value of the Least Performing Underlying is greater than or equal to its Downside Threshold. If the Notes are not called by CIBC at its election and the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Value of the Least Performing Underlying from its Initial Value. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only Upon an Optional Issuer Call or at Maturity — You should be willing to hold your Notes to an optional issuer call or maturity. If you are able to sell your Notes prior to an optional issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the value of each Underlying at that time is above its Downside Threshold.

♦	You May Not Receive any Contingent Coupons — CIBC will not necessarily make periodic coupon payments on the Notes. If the Closing Value of any Underlying on a Coupon Determination Date is less than its Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If the Closing Value of any Underlying is less than its Coupon Barrier on each of the Coupon Determination Dates, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the value of any Underlying will rise or fall. There can be no assurance that the Closing Value of any Underlying will be equal to or greater than its Coupon Barrier on any Coupon Determination Date or, if the Notes have not been called, that the Final Value of the Least Performing Underlying will be equal to or greater than its Downside Threshold. The value of an Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities included in or held by that Underlying. You should be willing to accept the risk of not receiving any Contingent Coupons and losing a significant portion or all of your initial investment.

♦	Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of any Underlying. In addition, your total return on the Notes will vary based on the number of Coupon Determination Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the issuer call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as June 8, 2022, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the value of the Least Performing Underlying even though you cannot participate in any potential appreciation in the value of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by any Underlying.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. It is more likely that we will call the notes prior to maturity if we expect that the Contingent Coupons are likely to be payable on most or all of the Coupon Payment Dates during the term of the Notes. There is no guarantee that you would be able to reinvest the proceeds from an optional issuer call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of only one Underlying. With multiple Underlyings, it is more likely that the Closing Value of at least one Underlying will be less than its Coupon Barrier on a Coupon Determination Date or less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the values of two Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation among the Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if the Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, as the Underlyings may decrease in value together.

CIBC determined the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes were set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —”Volatility” refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below its Coupon Barrier on a Coupon Determination Date, resulting in no Contingent Coupons payable on the Notes, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Underlying Risks

♦	The Notes Are Subject to Small-Capitalization Risk — The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore, the relevant index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products. All these factors may adversely affect the level of the RTY and consequently, the return on the Notes.

♦	An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets — The Fund holds the stocks of foreign companies, and investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The stocks held by the Fund are listed on foreign stock exchanges. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Value of the Fund which could, in turn, adversely affect the return on the Notes.

♦	The Notes Will Be Subject to Currency Exchange Risk — The prices of the securities held by the Fund will be converted into U.S. dollars for purposes of calculating the net asset value of the Fund. As a result, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the price of the Fund and consequently, the return on the Notes will be adversely affected.

♦	Owning the Notes Is Not the Same as Owning the Fund or the Stocks Included in or Held by an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the Fund or the stocks included in or held by an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Fund or the stocks included in or held by any Underlying would have. Furthermore, an Underlying and the stocks included in or held by an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting an Underlying or the Fund’s Underlying Index May Adversely Affect the Value of that Underlying — The policies of the sponsor of an Underlying or the Fund’s Underlying Index concerning additions, deletions and substitutions of the stocks included in that Underlying or Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks included in that Underlying or Underlying Index may adversely affect its value. The policies of such sponsor with respect to the calculation of that Underlying or Underlying Index could also adversely affect its value. Such sponsor may discontinue or suspend calculation or dissemination of that Underlying or Underlying Index. Any such actions could have an adverse effect on the value of an Underlying and consequently, the value of the Notes.

♦	The Performance of the Fund May Not Correlate with the Performance of Its Underlying Index as well as the Net Asset Value per Share of the Fund, Especially During Periods of Market Volatility — Although the Fund is designed to track the performance of its Underlying Index, the performance of the Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund (or the underlying assets held by the Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.

For the foregoing reasons, the performance of the Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of the Fund, may not be the same as an investment directly in the securities or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

♦	The Fund Is Subject to Management Risk — The Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, The Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from the Underlying Index, the Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Fund is subject to the risk that the investment strategy of the Fund’s investment advisor may not produce the intended results. All these factors may adversely affect the Closing Value of the Fund and consequently, the return on the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to an Underlying or any securities included in or held by an Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the value of an Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the value of an Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes were set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the value of an Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred, and determine the Closing Value of that Underlying if a scheduled Coupon Determination Date or the Final Valuation Date is postponed to the last possible day with respect to an Underlying, and make certain anti-dilution adjustments to the Initial Value of the Fund if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” in the underlying supplements and “—Anti-Dilution Adjustments” in the ETF underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplements and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the values of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date, and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 5 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the values of the Underlyings; the volatility of the Underlyings; the dividend rate paid on the Fund and the stocks included in or held by an Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or optional issuer call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or optional issuer call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. The hypothetical terms used below are not the actual terms. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Value or the Closing Value of any Underlying on any Coupon Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon optional issuer call per $10.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment Term:	5 years (unless earlier called)
Hypothetical Initial Values:	1,000 for each Underlying
Contingent Coupon Rate:	9.83% per annum (or 2.4575% per quarter)
Contingent Coupon:	$0.24575 per quarter
Coupon Determination Dates:	Quarterly
Call Payment Dates:	Quarterly, commencing on June 8, 2022
Hypothetical Coupon Barriers:	700.00 for each Underlying (70.00% of its Initial Value)
Hypothetical Downside Thresholds:	650.00 for each Underlying (65.00% of its Initial Value)

Example 1 — Notes Are Called on the Second Call Payment Date, Which Corresponds to the Second Coupon Payment Date

Date	Closing Value	Payment (per Note)
First Coupon Determination Date	SPX: 800 (at or above Coupon Barrier) RTY: 900 (at or above Coupon Barrier) EFA: 1,100 (at or above Coupon Barrier)	$0.24575 (Contingent Coupon)
Second Coupon Determination Date	SPX: 900 (at or above Coupon Barrier) RTY: 700 (at or above Coupon Barrier) EFA: 1,300 (at or above Coupon Barrier)	Issuer elect to call the Notes $10.24575 (Settlement Amount)

Total Payment: $10.4915 (4.915% return)

Since the Issuer elects to call the Notes on the second Call Payment Date (which is the second Coupon Payment Date), CIBC will pay you on the Call Payment Date a total of $10.24575 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.24575 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.4915 per Note, for a 4.915% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Value of Each Underlying Is at or Above Its Coupon Barrier

Date	Closing Value	Payment (per Note)
First Coupon Determination Date	SPX: 900 (at or above Coupon Barrier) RTY: 800 (at or above Coupon Barrier) EFA: 950 (at or above Coupon Barrier)	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.24575 (Contingent Coupon)
Second through Nineteenth Coupon Determination Dates	Various (Closing Value of at least one Underlying below Coupon Barrier)	$0.00

Final Valuation Date

SPX: 850 (at or above Coupon Barrier and Downside
Threshold; below Initial Value)

RTY: 900 (at or above Coupon Barrier and Downside
Threshold; below Initial Value)

EFA: 1,100 (at or above Coupon Barrier, Downside
Threshold and Initial Value)

		$10.24575 (Payment at Maturity)
	Total Payment: $10.4915 (4.915% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Value of the Least Performing Underlying is at or above its Coupon Barrier, CIBC will pay you at maturity a total of $10.24575 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.24575 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.4915 per Note, for a 4.915% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Value of the Least Performing Underlying Is Below Its Coupon Barrier but at or Above Its Downside Threshold

Date	Closing Value	Payment (per Note)
First Coupon Determination Date	SPX: 850 (at or above Coupon Barrier) RTY: 950 (at or above Coupon Barrier) EFA: 800 (at or above Coupon Barrier)	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.24575 (Contingent Coupon)

Second through Nineteenth Coupon Determination Dates	Various (Closing Value of at least one Underlying below Coupon Barrier)	$0.00

Final Valuation Date

SPX: 850 (at or above Coupon Barrier and Downside
Threshold; below Initial Value)

RTY: 950 (at or above Coupon Barrier and Downside
Threshold; below Initial Value)

EFA: 670 (below Coupon Barrier and Initial Value, above
Downside Threshold)

$10.00 (Payment at Maturity)
Total Payment: $10.24575 (2.4575% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Value of the Least Performing Underlying is above its Downside Threshold, CIBC will pay you at maturity $10.00 per Note. However, the final Contingent Coupon will not be payable because the Final Value of the Least Performing Underlying is below its Coupon Barrier. When added to the Contingent Coupon payment of $0.24575 received in respect of the first Coupon Determination Date, CIBC will have paid you $10.24575 per Note, for a 2.4575% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Value of the Least Performing Underlying Is Below Its Coupon Barrier and Downside Threshold

Date	Closing Value	Payment (per Note)
First Coupon Determination Date	SPX: 900 (at or above Coupon Barrier) RTY: 1,100 (at or above Coupon Barrier) EFA: 1,200 (at or above Coupon Barrier)	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.24575 (Contingent Coupon)
Second through Nineteenth Coupon Determination Dates	Various (Closing Value of at least one Underlying below Coupon Barrier)	$0.00

Final Valuation Date

SPX: 400 (below Coupon Barrier, Downside Threshold and
Initial Value)

RTY: 900 (at or above Coupon Barrier and Downside
Threshold; below Initial Value)

EFA: 1,100 (at or above Coupon Barrier, Downside
Threshold and Initial Value)

		$10.00 × (1 + Underlying Return of the Least Performing Underlying) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)

	Total Payment: $4.24575 (-57.5425% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Value of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Value of the Least Performing Underlying is also below its Coupon Barrier. When added to the Contingent Coupon payment of $0.24575 received in respect of the first Coupon Determination Date, CIBC will have paid you $4.24575 per Note, for a -57.5425% total return on the Notes.

Information About the Underlyings

The S&P 500® Index

The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The SPX includes 500 leading companies and covers approximately 80% of market capitalization of the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying index underlying supplement for additional information about the SPX.

In addition, information about the SPX may be obtained from other sources including, but not limited to, the SPX sponsor’s website (including information regarding the SPX’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the SPX is accurate or complete.

Historical Performance of the SPX

The graph below illustrates the performance of the SPX from January 1, 2017 to March 4, 2022, based on the daily Closing Values as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On March 4, 2022, the Closing Value of the SPX was 4,328.87, which is its Initial Value. The green line indicates its Coupon Barrier of 3,030.21, which is equal to 70.00% of its Initial Value. The blue line indicates its Downside Threshold of 2,813.77, which is equal to 65.00% of its Initial Value. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurances can be given as to the level of the SPX at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the SPX will result in the return of any of your investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

The Russell 2000® Index

The Russell 2000® Index (Bloomberg ticker: “RTY <Index>”) is calculated, maintained and published by FTSE Russell. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY is a subset of the Russell 3000® Index and represents approximately 10% of the total market capitalization of that index. The RTY includes approximately 2,000 of the smallest securities in the U.S. equity market. See “Index Descriptions—The Russell Indices” beginning on page S-31 of the accompanying index underlying supplement for additional information about the RTY.

In addition, information about the RTY may be obtained from other sources including, but not limited to, the index sponsor’s website (including information regarding the RTY’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the RTY is accurate or complete.

Historical Performance of the RTY

The graph below illustrates the performance of the RTY from January 1, 2017 to March 4, 2022, based on the daily Closing Values as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On March 4, 2022, the Closing Level of the RTY was 2,000.900, which is its Initial Value. The green line indicates its Coupon Barrier of 1,400.630, which is equal to 70.00% of its Initial Value. The blue line indicates its Downside Threshold of 1,300.585, which is equal to 65.00% of its Initial Value. The historical performance of the RTY should not be taken as an indication of its future performance, and no assurances can be given as to the level of the RTY at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the RTY will result in the return of any of your investment.

Historical Performance of the Russell 2000® Index

Source: Bloomberg

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF (Bloomberg ticker: “EFA <Equity>”) seeks to track the investment results of the MSCI EAFE® Index (the “Underlying Index”), which is composed of large- and mid-capitalization of developed markets, excluding the U.S. and Canada. The shares of the EFA are listed and trade on the NYSE Arca under the ticker symbol “EFA.” See “Reference Sponsors and Fund Descriptions—The iShares® MSCI EAFE ETF” beginning on page S-29 of the accompanying ETF underlying supplement for additional information about the EFA.

Information filed by the EFA with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 033-97598 and 811-09102, respectively on the SEC’s website at http://www.sec.gov.

In addition, information about the EFA may be obtained from other sources including, but not limited to, the EFA sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the EFA is accurate or complete.

Historical Performance of the EFA

The graph below illustrates the performance of the EFA from January 1, 2017 to March 4, 2022, based on the daily Closing Values as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On March 4, 2022, the Closing Value of the EFA was $69.03, which is its Initial Value. The green line indicates its Coupon Barrier of $48.32, which is equal to 70.00% of its Initial Value. The blue line indicates its Downside Threshold of $44.87, which is equal to 65.00% of its Initial Value. The historical performance of the EFA should not be taken as an indication of its future performance, and no assurances can be given as to the price of the EFA at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the EFA will result in the return of any of your investment.

Historical Performance of the iShares® MSCI EAFE ETF

Source: Bloomberg

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2017 through March 4, 2022. For comparison purposes, each Underlying has been normalized to have a Closing Value of 100.00 on January 1, 2017 by dividing the Closing Value of that Underlying on each Trading Day by the Closing Value of that Underlying on January 1, 2017 and multiplying by 100.00. We obtained the Closing Values used to determine the normalized Closing Values set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The lower (or more negative) the correlation of the Underlyings, the less likely it is that those Underlyings will move in the same direction and therefore, the greater the potential for the Closing Value or the Final Value of one of those Underlyings to be less than its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, the Closing Value or the Final Value of one or more of the Underlyings might be less than its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively, as the Underlyings may decrease in value together. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes were calculated using CIBC’ internal models at the time when the terms of the Notes were set and were not derived from the daily returns of the Underlyings over the period set forth below. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Structure Risks — Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment,” “ — Your Return Will Be Based on the Individual Return of Each Underlying,” and “— Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss“ herein.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

Historical Performance of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplements, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon a call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplements. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplements. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of any Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplements for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes is lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 15, 2021, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 15, 2021, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.